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THE GAP, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
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                            Thirteen Weeks Ended       Twenty-six Weeks Ended

                              August 2,     August 3,    August 2,    August 3,
                                1997           1996         1997        1996
Net earnings ($000)           $ 69,458       $65,790     $ 153,762     $147,363

Weighted average shares of
common stock outstanding
during the period           269,687,093  286,179,138   271,581,001   287,092,901

Add incremental shares
from assumed exercise of stock
options (primary)            5,198,663     3,979,454     4,588,464    3,689,245

                            274,885,756  290,158,592   276,169,465   290,782,146

Primary earnings per share  $      0.25  $      0.23   $      0.56   $      0.51

Weighted average shares of
common stock outstanding
during the period           269,687,093  286,179,138   271,581,001   287,092,901

Add incremental shares from
assumed exercise of stock
options (fully-diluted)      6,662,221     4,034,292     6,406,110    4,137,765

                            276,349,314  290,213,430   277,987,111   291,230,666

Fully-diluted earnings
per share                   $      0.25  $      0.23   $      0.55   $      0.51




NOTE:
(1The information provided above is presented in accordance with Regulation S-K, Item 601(b)(11), while net earnings per share on the Consolidated Statements of Earnings is presented in accordance with APB Opinion 15. The information in this exhibit is not required under APB Opinion 15, as the difference between primary and fully-diluted earnings per share and earnings per share calculated on a weighted average share bases is less than 3%.

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